SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20049

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                               (Amendment No. 3)*


                        Edwards Lifesciences Corporation
             -----------------------------------------------------
                                (Name of Issuer)

                                  common stock
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    28176E108
             -----------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2008
             -----------------------------------------------------
            (Date of Event Which requires Filing of this Statement)



     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [_]  Rule 13d-1(d)


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 10 Pages

CUSIP No. 28176E108           Schedule 13G             Page 2 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Iridian Asset Management LLC

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           N/A
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         N/A
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IA

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 28176E108           Schedule 13G             Page 3 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     The Governor and Company of the Bank of Ireland

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Ireland

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           N/A
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         N/A
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 28176E108           Schedule 13G             Page 4 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BIAM Holdings

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Republic of Ireland

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           N/A
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         N/A
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 28176E108           Schedule 13G             Page 5 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BancIreland (US) Holdings, Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Hampshire

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           N/A
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         N/A
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 28176E108           Schedule 13G             Page 6 of 10 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     BIAM (US) Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           N/A
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          N/A
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         N/A
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            N/A
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     N/A

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     N/A

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 28176E108             SCHEDULE 13G              Page 7 of 10 Pages

This Amendment amends in its entirety the Schedule 13G previously filed for the month ended December 31, 2007.

________________________________________________________________________________
Item 1(a).  Name of Issuer:

            Edwards Lifesciences Corporation

________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:

            One Edwards Way
            Irvine, California 92614

________________________________________________________________________________
Item 2.

(a)  Name of Person Filing.

This Statement is being filed by and on behalf of Iridian Asset Management LLC ("Iridian"), The Governor and Company of the Bank of Ireland (the "Bank of
Ireland"), BIAM Holdings ("Holdings"), BancIreland (US) Holdings, Inc. ("BancIreland"), and BIAM (US) Inc. (collectively, the "Reporting Persons").

(b) Address of Principal Business Office:

The principal business address of Iridian is 276 Post Road West, Westport, CT 06880-4704.

The principal business address of Bank of Ireland and Holdings is Head Office, Lower Baggot Street, Dublin 2, Ireland.

The principal business address of BancIreland and BIAM (US) Inc. is Liberty Park #15, 282 Route 101, Amherst, NH 03110.

(c)  Citizenship or Place of  Organization:

Iridian is a limited liability company. Bank of Ireland and Holdings are Ireland corporations. BancIreland is a New Hampshire corporation. BIAM (US) Inc. is a Delaware corporation.

d) Title of Class of Securities:

This Statement relates to the shares common stock, $1.00 par value, of Edwards Lifesciecnes Corporation.

(e)  CUSIP Number: The CUSIP number is 28176E108.

CUSIP No. 28176E108            SCHEDULE 13G              Page 8 of 10 Pages

_______________________________________________________________________________
Item 3. If This  Statement is Filed  Pursuant to Rule  13d-1(b),  or 13d-2(b) or
(c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

_______________________________________________________________________________
Item 4.     Ownership.

Not Applicable.

CUSIP No. 28176E108             SCHEDULE 13G              Page 9 of 10 Pages



________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: X


________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.

________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.


________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.

Not Applicable

________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.

Not Applicable.

________________________________________________________________________________
Item 10.  Certifications.

By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 28176E108             SCHEDULE 13-G              Page 10 of 10 Pages


                                   SIGNATURE.


After reasonable inquiry and to the best of its or his knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: February 4, 2009



                              IRIDIAN ASSET MANAGEMENT LLC

                              By: /s/    Jeffrey M. Elliott
                                   ----------------------------------
                                       Jeffrey M. Elliott
                                       Executive Vice President


                              THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

                             By:   /s/   John Clifford
                                   ----------------------------------
                                        John Clifford
                                        Secretary


                              BIAM HOLDINGS

                             By:   /s/   Hill Wilson Limited
                                   ----------------------------------
                                        Hill Wilson Limited
                                        Secretary


                              BANCIRELAND (US) HOLDINGS, INC.

                              By:  /s/   Jeffrey M. Elliott
                                    ----------------------------------
                                        Jeffrey M. Elliott
                                        Agent

                              BIAM (US) INC.

                              By:  /s/   Jeffrey M. Elliott
                                    ----------------------------------
                                        Jeffrey M. Elliott
                                        Agent